Exhibit 99.1

NEXXUS LIGHTING ANNOUNCES CLOSING OF PROMISSORY NOTES AND WARRANTS OFFERING

AND

LAUNCH OF NEW 230 VOLT ARRAY™ PAR 30 LAMP FOR EUROPE

•	Capital infusion of approximately $4 million in cash

•	Supports continued growth of Array™ Lighting LED replacement bulb line

•	Adds new 230 volt, 50 mhz Par 30 lamp for sale in Europe

FOR IMMEDIATE RELEASE

For more information: Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

Phone: 704-405-0416

CHARLOTTE, NC — June 22, 2009 — Nexxus Lighting, Inc. (NASDAQ: NEXS) today announced that it has closed a private placement of promissory notes and warrants to accredited investors, for aggregate consideration of approximately $4 million in cash. The net proceeds will be used for working capital and general corporate purposes, to support the growth of the Company’s Array™ Lighting product line and to fund additional investments in the expansion of the Array™ family and associated intellectual property.

“As sales and production of our new Array product offering increase we are pleased to attract the resources required to support our growth strategy,” stated Mike Bauer, President and CEO of Nexxus Lighting. “As an example of the continuing adoption and expansion of the Array™ line, we are pleased to announce that we completed the design, initial production and shipment of the new 230 volt, 50 mhz Par 30 lamp. This lamp includes a new patent-pending circuitry design. Called CSD or Continuous Step Drive™, this circuitry is a unique and more efficient way to operate and dim clusters of LEDs. We already shipped an initial order of this product for a large European retailer who will be installing the lamps in multiple locations. We look forward to expanding sales of the 230 volt product in the 3rd quarter.”

The Notes mature on January 5, 2011, bear interest at the rate of 10% per annum and are secured by a security interest in all of the Company’s assets. The Notes may be redeemed by the Company at any time without premium or penalty. For each $1.00 in principal amount of Note, the holder received warrants to purchase .075 shares of the Company’s common stock at an exercise price of $6.43 per share expiring three years from the date of issuance. An aggregate of 285,000 warrants were issued to the noteholders at closing. Depending upon when the Notes are repaid, warrants to purchase up to .075 additional shares of the Company’s common stock per $1.00 of principal amount of the Notes will be issued.

“We believe this financing fits our needs and enables us to support our planned operations and growth”, stated Gary Langford, Nexxus’ Chief Financial Officer. “Maintaining the proper capital structure is crucial to ensuring liquidity and maximizing shareholder value. With Array so new and our pipeline building this financing allows us to focus on the execution of our growth plans and our working capital requirements.”

The securities offered and sold by the Company in this private placement will not and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state.

About Nexxus Lighting, Inc. (www.nexxuslighting.com)

Nexxus Lighting is a leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool, entertainment and retail lighting. Nexxus Lighting sells its products through its Commercial Lighting, Lumificient and Nexxus Lighting Pool & Spa divisions under the Array™ Lighting, Savi®, eLum™, LiveLED™, Super Vision® and Lumificient™ brand names.

Nexxus Lighting – Life’s Brighter™

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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